NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES SECOND QUARTER 2013

FINANCIAL AND OPERATING RESULTS

Company Increases Production Guidance and Capital Investments Program

Houston, Texas – August 1, 2013...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the three months ended June 30, 2013.  Highlights include:

•	Record gas and oil production of 160.1 Bcfe, up 17% compared to year-ago levels
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Record adjusted net income of $189.7 million, up 108%  compared to year-ago levels when excluding unrealized net gains and losses on derivative contracts and non-cash ceiling test impairments of natural gas and oil properties (a non-GAAP measure reconciled below)

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Record net cash provided by operating activities before changes in operating assets and liabilities of approximately $492.6 million,  up 39%  compared to year-ago levels (a non-GAAP measure reconciled below)

•	Marcellus Shale gross operated production surpasses 500 MMcf per day in June
•	Full-year 2013 production guidance raised to 643 to 651 Bcfe, up from previous guidance of 631 to 642 Bcfe
•	Full-year 2013 capital investments program raised to approximately $2.25 billion, up from previous guidance of approximately $2.0 billion

“Our second quarter results were outstanding as we set new quarterly records for production, adjusted earnings and discretionary cash flow,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “Our production growth of 17% during the quarter was strong, as our Fayetteville Shale gross production was more than 2 Bcf of gas per day during the quarter and our Marcellus Shale gross production reached 500 MMcf of gas per day in June. As a result, we have raised our production guidance for the remainder of the year and have increased our capital program due to our recent acquisition of additional acreage in the Marcellus Shale and for additional drilling in both areas. While we are very encouraged with these results, we  remain focused on keeping our costs low and on delivering more value from our business as the year continues.”

Second Quarter of 2013 Financial Results

For the second quarter of 2013, Southwestern reported net income of $245.6 million, or $0.70 per diluted share. Net income also included a non-cash unrealized net gain of $93.4 million ($56.0 million net of taxes) on derivative contracts associated with the company’s hedging program.  Excluding this non-cash item, Southwestern reported

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adjusted net income for the second quarter of 2013 of $189.7 million (reconciled below), or $0.54 per diluted share, compared to a  net loss of $405.1 million, or $1.16 per diluted share in the second quarter of 2012. The net loss for the three months ended June 30, 2012 included a $800.7 million non-cash ceiling test impairment ($496.4 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices and a  non-cash unrealized net loss of $0.1 million ($0.1 million net of taxes) on derivative contracts associated with the company’s hedging program. Excluding the non-cash impairment and unrealized loss, Southwestern reported adjusted net income for the second quarter of 2012 of $91.3 million, or $0.27 per diluted share.

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was a record $492.6 million for the second quarter of 2013,  compared to  $354.5 million for the same period in 2012.

E&P Segment –  Operating income from the company’s E&P segment was $252.5 million for the three months ended June 30, 2013,  compared to $82.4 million for the three months ended June 30, 2012 (reconciled below). The increase was primarily due to higher production volumes and higher realized natural gas prices, partially offset by higher operating costs and expenses due to increased activity levels.

Gas and oil production totaled 160.1 Bcfe in the second quarter of 2013, up 17% from 137.4 Bcfe in the second quarter of 2012, and included 121.2 Bcf from the company’s Fayetteville Shale play, up from 121.0 Bcf in the second quarter of 2012. Production from the Marcellus Shale was 33.9 Bcf in the second quarter of 2013, compared to 9.9 Bcf in the second quarter of 2012. The company has updated its production guidance for the remainder of 2013 due to the strong performance it expects from its Fayetteville and Marcellus Shale operating areas.  The revised total gas and oil production guidance for 2013 of 643 to 651 Bcfe is an increase of approximately 15% over the company’s 2012 gas and oil production (using midpoints). The company’s production guidance for the remainder of 2013 as follows:

	1st Quarter Actual	2nd Quarter Actual	3rd Quarter Estimate	4th Quarter Estimate	Full-Year 2013 Estimate
Previous Guidance (Bcfe)	150 - 153	153 - 156	161 - 165	169 - 173	631 - 642
New Guidance (Bcfe)	147.8	160.1	164 - 168	171 - 175	643 - 651

Southwestern’s average realized gas price in the second quarter of 2013 was $3.85 per Mcf, up from $3.12 per Mcf in the second quarter of 2012. The company’s commodity hedging activities increased its average gas price by $0.27 per Mcf during the second quarter of 2013, compared to an increase of $1.36 per Mcf during the same period in 2012. As of July 30, 2013,  the company had approximately 169 Bcf of its remaining 2013 expected gas production hedged at an average price of $4.68 per Mcf and approximately 233 Bcf of its 2014 forecasted gas production hedged at an average price of $4.41 per Mcf. As of June 30, 2013, the company had protected approximately 128 Bcf of its remaining 2013 expected gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately ($0.06) per Mcf.

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The company typically sells its natural gas at a discount to NYMEX settlement prices. This discount includes a basis differential, third-party transportation charges and fuel charges. Disregarding the impact of hedges, the company’s average price received for its gas production during the second quarter of 2013 was approximately $0.51 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.46 per Mcf lower during the second quarter of 2012.  For the remainder of 2013, the company expects its total natural gas sales discount to NYMEX to be approximately $0.55 per Mcf.

Lease operating expenses per unit of production for the company’s E&P segment were $0.85 per Mcfe in the second quarter of 2013, compared to $0.79 per Mcfe in the second quarter of 2012. The increase was primarily due to increased compression and gathering costs in the Marcellus Shale, offset slightly by a decrease in salt water disposal costs in the Fayetteville Shale.

General and administrative expenses per unit of production were $0.24 per Mcfe in the second quarter of 2013, down from $0.27 per Mcfe in the second quarter of 2012.  The decrease was primarily due to lower employee-related and information systems costs.

Taxes other than income taxes per unit of production were $0.11 per Mcfe in the second quarter of 2013, compared to $0.08 in the second quarter of 2012. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of the company’s production volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate decreased to $1.05 per Mcfe in the second quarter of 2013, compared to $1.38 per Mcfe in the second quarter of 2012.  The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The company cannot predict its future full cost pool amortization rate with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services – Operating income for the company’s Midstream Services segment, which is comprised of natural gas gathering and marketing activities, was $72.9 million for the three months ended June 30, 2013, up from $71.8 million in the same period in 2012. The increase in operating income was primarily due to the increase in gathering revenues from the company’s Fayetteville and Marcellus Shale properties from higher gathered volumes, partially offset by increased operating costs and expenses from higher activity.  At June 30, 2013, the company’s midstream segment was gathering approximately 2.3 Bcf per day through 1,886 miles of gathering lines in the Fayetteville Shale play. Gathering volumes, revenues and expenses for this segment are expected to grow over the next few years largely as a result of continued development of the company’s acreage in the Fayetteville Shale and Marcellus Shale and development activity undertaken by other operators in those areas.

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First Six Months of 2013 Financial Results

For the first six months of 2013, Southwestern reported net income of $373.1 million, or $1.06 per diluted share, compared to a  net loss of $297.4 million, or $0.85 per diluted share, for the first six months of 2012. Net income for the first six months of 2013 included non-cash unrealized net gains of $62.6 million ($37.5 million net of taxes) on derivative contracts associated with the company’s hedging program.  Excluding this non-cash item, Southwestern reported adjusted net income for the first six months of 2013 of $335.6 million (reconciled below), or $0.96 per diluted share.  For the first six months of 2012, the company reported adjusted net income of  $197.7 million (reconciled below), or $0.57 per diluted share, excluding the non-cash ceiling test impairment and non-cash unrealized net gains on derivative contracts associated with the company’s hedging program.

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was $918.9 million for the first six months of 2013,  up 27% from  $725.3 million for the same period in 2012.

E&P Segment – Operating income from the company’s E&P segment (reconciled below) was $428.3 million for the six months ended June 30, 2013, compared to $197.0 million for the same period in 2012.  The increase was primarily due to higher production volumes and higher realized natural gas prices, partially offset by higher operating costs and expenses due to increased activity levels.

Gas and oil production was 307.9 Bcfe in the first six months of 2013,  up 14%  compared to 270.8 Bcfe in the first six months of 2012, and included 240.1 Bcf from the company’s Fayetteville Shale play, up from 236.8 Bcf in the first six months of 2012.  Production from the Marcellus Shale was 57.4 Bcf in the first six months of 2013, compared to 19.2 Bcf in the first six months of 2012.

Southwestern’s average realized gas price was $3.65 per Mcf, including the effect of hedges, in the first six months of 2013 compared to $3.29 per Mcf in the first six months of 2012. The company’s hedging activities increased the average gas price realized during the first six months of 2013 by $0.41 per Mcf, compared to an increase of $1.29 per Mcf during the first six months of 2012. Disregarding the impact of hedges, the average price received for the company’s gas production during the first six months of 2013 was approximately $0.47 per Mcf lower than average monthly NYMEX settlement prices, compared to approximately $0.48 per Mcf during the first six months of 2012.

Lease operating expenses for the company’s E&P segment were $0.83 per Mcfe in the first six months of 2013,  compared to $0.81 per Mcfe in the first six months of 2012.  The increase was primarily due to an increase in gathering costs in the Marcellus Shale, offset slightly by a decrease in salt water disposal costs.

General and administrative expenses were $0.23 per Mcfe in the first six months of 2013, compared to $0.29 per Mcfe in the first six months of 2012.  The decrease was primarily due to lower employee-related and information systems costs.

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Taxes other than income taxes were $0.11 per Mcfe during the first six months of 2013 and 2012.  Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of production volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate decreased to $1.07 per Mcfe in the first six months of 2013, compared to $1.36 per Mcfe in the first six months of 2012.

Midstream Services - Operating income for the company’s midstream activities was $149.2 million in the first six months of 2013,  up 6%  compared to $141.1 million in the first six months of 2012. The increase in operating income was primarily due to increased gathering revenues related to the company’s Fayetteville and Marcellus Shale properties, partially offset by increased operating costs and expenses.

Capital Structure and Investments – At June 30, 2013, the company had approximately $1.9 billion in long-term debt and its long-term debt-to-total capitalization ratio was 36% at June 30, 2013, compared to 35% at December 31, 2012.  The company had approximately $230 million borrowed on its revolving credit facility and also had cash and cash equivalents of approximately  $26 million at June 30, 2013.

For the first six months of 2013, Southwestern invested a total of approximately $1.2  billion, consistent with  $1.2 billion during the first six months of 2012, which included $1,107 million invested in its E&P business and $95 million invested in its Midstream Services activities. The company has increased its planned total capital investments program for 2013 to approximately $2.25 billion, up 13% from its original capital investment program of approximately $2.0 billion. The following table provides updated annual forecast information for the company’s capital program in 2013, compared to its original capital budget.

	Capital Investments
	Original 2013	Forecast 2013
	(in millions)
Fayetteville Shale	$ 830	$ 900
Marcellus Shale(1)	705	870
New Ventures	235	220
Ark-La-Tex	15	10
Midstream Services	160	160
Corporate & Other	40	90
Total Capital Investments	$ 1,985	$ 2,250

(1)	Includes approximately $93 million for the property acquisition in the Marcellus Shale that closed in May 2013.

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E&P Operations Review

Southwestern invested approximately $1,107 million in its E&P business during the first six months of 2013,  of which approximately $459 million was invested in its Fayetteville Shale, $556 million in the Marcellus Shale, $84 million in New Ventures,  $4 million in Ark-La-Tex and $4 million in E&P Services.

Fayetteville Shale – For the second quarter of 2013, Southwestern placed a total of 126 operated horizontal wells on production in the Fayetteville Shale. At June 30, 2013, the company’s gross operated production rate was approximately 2,027 MMcf per day.  The company is currently utilizing 8 drilling rigs capable of drilling horizontal wells in the Fayetteville Shale and expects to keep this number of rigs running through the rest of the year. With activity to date and the company’s planned level of drilling for the remainder of the year, Southwestern estimates that it will drill a total of 450 to 460 operated wells in the Fayetteville Shale in 2013, compared to 385 to 390 wells previously guided.

During the second quarter of 2013, the company’s horizontal wells had an average completed well cost of $2.3 million per well, average horizontal lateral length of 5,165 feet and average time to drill to total depth of 6.2 days from re-entry to re-entry. This compares to an average completed well cost of $2.1 million per well, average horizontal lateral length of 4,942 feet and average time to drill to total depth of 5.4 days from re-entry to re-entry in the first quarter of 2013.  In the second quarter of 2013, the company had 56 operated wells placed on production which had average times to drill to total depth of 5 days or less from re-entry to re-entry. In total, the company has had a total of 352 wells drilled to total depth of 5 days or less from re-entry to re-entry.

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The company’s wells placed on production during the second quarter of 2013 averaged initial production rates of 3,625 Mcf per day. Results from the company’s drilling activities from 2007 by quarter are shown below.

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,624 (93)	2,255 (93)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,388 (106)	2,123 (106)	4,348
2nd Qtr 2010	143	3,449	2,554 (143)	2,321 (142)	4,532
3rd Qtr 2010	145	3,281	2,448 (145)	2,202 (144)	4,503
4th Qtr 2010	159	3,472	2,678 (159)	2,294 (159)	4,667
1st Qtr 2011	137	3,231	2,604 (137)	2,238(137)	4,985
2nd Qtr 2011	149	3,014	2,328 (149)	1,991 (149)	4,839
3rd Qtr 2011	132	3,443	2,666 (132)	2,372 (132)	4,847
4th Qtr 2011	142	3,646	2,606 (142)	2,243 (142)	4,703
1st Qtr 2012	146	3,319	2,421 (146)	2,131 (146)	4,743
2nd Qtr 2012	131	3,500	2,515 (131)	2,225 (131)	4,840
3rd Qtr 2012	105	3,857	2,816 (105)	2,447(105)	4,974
4th Qtr 2012	111	3,962	2,815 (111)	2,405 (111)	4,784
1st Qtr 2013	102	3,301	2,366 (102)	2,087 (101)	4,942
2nd Qtr 2013	126	3,625	2,245 (102)	1,972 (68)	5,165

Note: Results as of June 30, 2013.
(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 primarily reflected the impact of the delay in the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

Marcellus Shale –  At June 30, 2013, Southwestern had 129 operated horizontal wells on production and 99 wells in progress in the Marcellus Shale, resulting in net production of 33.9 Bcf in the second quarter of 2013,  more than triple the 9.9 Bcf produced in the second quarter of 2012. Gross production from the company’s operated wells in the Marcellus Shale was approximately 503 MMcf per day at June 30, 2013. With activity to date and the company’s planned level of drilling for the remainder of the year, Southwestern estimates that it will drill approximately 100 operated wells in the Marcellus Shale in 2013, compared to 86 to 88 wells previously guided.

Of the 129 operated horizontal wells on production at June 30, 2013,  72 were located in Bradford County, 8 were located in Lycoming County and 49 were located in Susquehanna County. Of the 99 wells in progress at June 30, 2013,  37 were either

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waiting on completion or waiting to be placed to sales, including 8 in Bradford County, 8 in Lycoming County and 21 in Susquehanna County.

The delineation of the company’s Range Trust area in northeastern Susquehanna County continues to provide improving results since the company first put wells in the area on production in late November 2012. Eighteen wells were brought on production in the area during the second quarter, helping to further delineate the acreage to the east and north. At July 1, 2013, gross operated production from the company’s Range Trust area was approximately 184 MMcf per day, compared to 272 MMcf per day from the company’s Greenzweig area in Bradford County. A graph of the company’s production by county is shown below:

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To support the company’s growth strategy in the Marcellus Shale, in late July subsidiaries of Southwestern entered into agreements with subsidiaries of DTE Pipeline Company, an affiliate of DTE Energy Company (NYSE: DTE) providing for additional firm capacity to both the Millennium and Tennessee Gas Pipelines on the Bluestone Gathering system in Susquehanna County. This added capacity will improve the company’s ability to move additional Marcellus Shale production to market from the area. Southwestern’s Marcellus production will continue to grow in line with available gas transportation infrastructure and the company will continue to look for opportunities for access to additional firm transportation capacity out the basin.

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Results from the company’s drilling activities from 2010 by quarter are shown below.

Time Frame	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	120th-Day Avg Rate (# of wells)	Average Completed Lateral Length
3rd Qtr 2010	1,405 (1)	3,680 (1)	2,491 (1)	2,927
4th Qtr 2010	5,584 (6)	5,602 (6)	5,446 (6)	3,805
1st Qtr 2011	5,052 (3)	6,013 (3)	5,525 (3)	3,864
2nd Qtr 2011	6,114 (7)	6,835 (7)	8,231 (7)	4,780
4th Qtr 2011	5,284 (5)	4,508 (5)	6,011 (5)	4,129
1st Qtr 2012	7,327 (2)	8,247 (2)	7,966 (2)	4,009
2nd Qtr 2012	3,859 (17)	3,677 (17)	3,958 (17)	3,934
3rd Qtr 2012	4,493 (8)	4,654 (8)	4,682 (8)	4,380
4th Qtr 2012	4,606 (22)	4,760 (22)	4,107 (22)	3,830
1st Qtr 2013	5,356 (21)	5,569 (21)	4,635 (11)	4,712
2nd Qtr 2013	5,525 (28)	5,068 (13)	--	4,654

In May, the company closed on a definitive purchase agreement to acquire approximately 162,000 net acres located near its existing position in Pennsylvania prospective for the Marcellus Shale for approximately $93  million.

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The graph below provides normalized average daily production data through June 30, 2013, for the company’s horizontal wells in the Marcellus Shale. The “pink curve” indicates results for 20 wells with more than 18 fracture stimulation stages, the “purple curve” indicates results for 59 wells with 13 to 18 fracture stimulation stages, the “orange curve” indicates results for 46 wells with 9 to 12 fracture stimulation stages and the “green curve” indicates results for 4 wells with less than 9 fracture stimulation stages. The normalized production curves are intended to provide a qualitative indication of the company’s Marcellus Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 4, 8,  12 and 16 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

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Total Well Count
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Notes: Data as of June 30, 2013.

Ark-La-Tex – Total net production from the company’s East Texas and conventional Arkoma Basin assets was 9.5 Bcfe in the first six months of 2013, compared to 14.7 Bcfe in the first six months of 2012.

New Ventures – In the Lower Smackover Brown Dense formation located in southern Arkansas and northern Louisiana, the company has drilled eight operated wells in the play area to date, three of which are currently producing and two are being completed. The company’s BML #31-22 #1-1H horizontal well located in Union Parish, Louisiana, was placed on production in June 2012 and reached a peak production rate of 421 barrels of condensate per day and 3,900 Mcf of gas per day. After 288 days on production, the BML well produced an average of 104 barrels of condensate per day and 1,230 Mcf of 1,220 Btu gas per day for the month of July.  The company’s Dean 31-22-1E #1 vertical well, located in Union Parish was placed on production in October 2012 and reached a peak production rate of 214 barrels of condensate per day and 1,273 Mcf of gas per day. After 155 days on production, the well produced an average

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of 82 barrels of condensate per day and 509 Mcf of gas per day in July.  The company remains encouraged by the flattening production profiles of both the BML and Dean vertical wells. The company’s Doles 30-22-1H #1 horizontal well located in Union Parish was placed on production in November 2012 and reached a peak production rate of 435 barrels of condensate per day and 2,500 Mcf of 1,250 Btu gas per day. After 196 days on production, the well produced an average of 30 barrels of condensate per day and 750 Mcf of gas per day in July.  The company’s Sharp 22-22-1 #1 vertical well in Union Parish was drilled to a total vertical depth of 9,776 feet and is currently being completed with 4 planned stages. The company is encouraged by early flow rates from the first stage in the Sharp well which is currently producing approximately 125 barrels of condensate and 326 Mcf of gas per day. The company’s Dean 31-22-2H Alt horizontal well in Union Parish was drilled to a total vertical depth of 10,055 feet with a lateral length of 3,172 feet and is being completed with 16 planned stages. Southwestern currently plans to drill three additional vertical wells in the play during 2013.

In the Denver-Julesburg Basin in eastern Colorado,  the company’s Staner 5-58 #1-8 horizontal well located in Arapahoe County was recently completed with 14 successful stages and began flowing back in late July.

Explanation and Reconciliation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the company may present from time to time are net income, diluted earnings per share and its E&P segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

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See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and six months ended June 30, 2013 and June 30, 2012. Non-GAAP financial measures should not be considered in isolation or as a substitute for the company's reported results prepared in accordance with GAAP.

	3 Months Ended June 30,
	2013	2012
	(in thousands)
Net income (loss):
Net income (loss)	$ 245,631	$ (405,132)
Deduct (add back):
Impairment of natural gas and oil properties (net of taxes)	--	(496,370)
Unrealized gain (loss) on derivative contracts (net of taxes)	55,954	(51)
Adjusted net income	$ 189,677	$ 91,289

	6 Months Ended June 30,
	2013	2012
	(in thousands)
Net income (loss):
Net income (loss)	$ 373,146	$ (297,428)
Deduct (add back):
Impairment of natural gas and oil properties (net of taxes)	--	(496,370)
Unrealized gain (loss) on derivative contracts (net of taxes)	37,503	1,259
Adjusted net income	$ 335,643	$ 197,683

	3 Months Ended June 30,
	2013	2012

Diluted earnings per share:
Net income (loss) per share	$ 0.70	$ (1.16)
Deduct (add back):
Impairment of natural gas and oil properties (net of taxes)	--	(1.43)
Unrealized gain (loss) on derivative contracts (net of taxes)	0.16	--
Adjusted net income per share	$ 0.54	$ 0.27

	6 Months Ended June 30,
	2013	2012

Diluted earnings per share:
Net income (loss) per share	$ 1.06	$ (0.85)
Deduct (add back):
Impairment of natural gas and oil properties (net of taxes)	--	(1.43)
Unrealized gain (loss) on derivative contracts (net of taxes)	0.10	0.01
Adjusted net income per share	$ 0.96	$ 0.57

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	3 Months Ended June 30,
	2013	2012
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 505,414	$ 392,727
Deduct (add back):
Change in operating assets and liabilities	12,777	38,200
Net cash provided by operating activities before changes in operating assets and liabilities	$ 492,637	$ 354,527

	6 Months Ended June 30,
	2013	2012
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 877,552	$ 837,390
Deduct (add back):
Change in operating assets and liabilities	(41,337)	112,043
Net cash provided by operating activities before changes in operating assets and liabilities	$ 918,889	$ 725,347

	3 Months Ended June 30,
	2013	2012
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 252,546	$ (718,277)
Deduct (add back):
Impairment of natural gas and oil properties	--	(800,652)
E&P segment operating income excluding impairment of natural gas and oil properties	$ 252,546	$ 82,375

	6 Months Ended June 30,
	2013	2012
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 428,304	$ (603,668)
Deduct (add back):
Impairment of natural gas and oil properties	--	(800,652)
E&P segment operating income excluding impairment of natural gas and oil properties	$ 428,304	$ 196,984

- MORE -

Southwestern management will host a teleconference call on Friday,  August 2,  2013 at 10:00 a.m. EST to discuss its second quarter 2013 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	R. Craig Owen	Brad D. Sylvester, CFA
	Senior Vice President	Vice President, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-2808

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives;  the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale play and the Marcellus Shale play; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six months
Periods Ended June 30,	2013	2012	2013	2012

Exploration & Production
Production
Gas Production ( Bcf)	159.8	137.2	307.3	270.5
Oil Production (MBbls)	24.0	16.0	65.0	40.0
NGL production (MBbls)	8.0	–	28.0	–
Total equivalent production (Bcfe)	160.1	137.4	307.9	270.8

Commodity Prices
Average gas price per Mcf, including hedges	$3.85	$3.12	$3.65	$3.29
Average gas price per Mcf, excluding hedges	$3.58	$1.76	$3.24	$2.00
Average oil price per Bbl	$99.31	$104.44	$104.11	$104.41
Average NGL price per Bbl	$37.63	$–	$45.04	$–

Operating Expenses per Mcfe
Lease operating expenses	$0.85	$0.79	$0.83	$0.81
General & administrative expenses	$0.24	$0.27	$0.23	$0.29
Taxes, other than income taxes	$0.11	$0.08	$0.11	$0.11
Full cost pool amortization	$1.05	$1.38	$1.07	$1.36

Midstream
Gas volumes marketed (Bcf)	188.7	168.0	368.5	327.5
Gas volumes gathered (Bcf)	223.4	206.2	437.4	408.2

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Six Months
Periods Ended June 30,	2013	2012	2013	2012
	(in thousands, except share/per amounts)
Operating Revenues
Gas sales	$614,178	$435,392	$1,118,674	$897,526
Gas marketing	200,979	126,688	380,820	274,739
Oil sales	2,684	1,680	8,034	4,208
Gas Gathering	44,200	42,316	88,162	84,438
	862,041	606,076	1,595,690	1,260,911
Operating Costs and Expenses
Gas Purchases - midstream services	200,110	127,614	380,066	274,290
Operating expenses	82,155	56,614	146,379	117,572
General and administrative expenses	47,570	44,932	84,785	93,758
Depreciation, depletion and amortization	186,867	207,830	366,334	401,457
Impairment of natural gas and oil properties	–	800,652	–	800,652
Taxes, other than income taxes	20,022	14,480	40,849	34,902
	536,724	1,252,122	1,018,413	1,722,631
Operating Income (Loss)	325,317	(646,046)	577,277	(461,720)
Interest Expense
Interest on debt	25,049	23,956	49,146	43,691
Other interest charges	1,044	1,047	2,154	2,038
Interest capitalized	(16,815)	(16,642)	(33,001)	(30,030)
	9,278	8,361	18,299	15,699
Other Gain (Loss), Net	354	2,577	(179)	2,377
Gain (Loss) on Derivatives	93,449	(6,348)	63,655	(4,714)
Income (Loss) Before Income Taxes	409,842	(658,178)	622,454	(479,756)
Provision for Income Taxes
Current	16,334	100	16,470	268
Deferred	147,877	(253,146)	232,838	(182,596)
	164,211	(253,046)	249,308	(182,328)
Net Income (Loss)	$245,631	$(405,132)	$373,146	$(297,428)
Earnings Per Share
Basic	$0.70	$(1.16)	$1.07	$(0.85)
Diluted	$0.70	$(1.16)	$1.06	$(0.85)
Weighted Average Common Shares Outstanding
Basic	350,448,806	348,162,723	350,241,768	348,081,399
Diluted	351,082,807	348,162,723	350,911,892	348,081,399

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

June 30,	2013	2012
(in thousands)
ASSETS

Current Assets	$792,833	$1,003,513
Property and Equipment	14,268,389	12,053,382
Less: Accumulated depreciation, depletion and amortization	(7,574,133)	(5,628,635)
	6,694,256	6,424,747
Other Assets	148,102	210,950
	7,635,191	7,639,210

LIABILITIES AND EQUITY

Current Liabilities	847,055	885,949
Long-Term Debt	1,897,734	1,668,811
Deferred Income Taxes	1,260,546	1,374,259
Other Long-Term Liabilities	256,261	111,346
Commitments and Contingencies
Equity
Common stock, $0.01 par value; authorized 1,250,000,000 shares; issued 351,529,457 shares in 2013 and 349,214,796 in 2012	3,515	3,492
Additional paid-in capital	952,838	916,951
Retained earnings	2,322,296	2,358,786
Accumulated other comprehensive income	95,446	321,931
Common stock in treasury; 14,442 shares in 2013 and 101,659 in 2012	(500)	(2,315)
Total Equity	3,373,595	3,598,845
	$7,635,191	$7,639,210

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Six Months
Periods Ended June 30,	2013	2012
(in thousands)
Cash Flows From Operating Activities
Net Income (loss)	$373,146	$(297,428)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	368,305	403,250
Impairment of natural gas and oil properties	–	800,652
Deferred income taxes	232,838	(182,596)
Unrealized gain on derivatives	(62,560)	(2,031)
Stock-based compensation	5,962	5,549
Other	1,198	(2,049)
Change in assets and liabilities	(41,337)	112,043
Net cash provided by operating activities	877,552	837,390

Cash Flows From Investing Activities
Capital investments	(1,175,634)	(1,140,661)
Proceeds from sale of property and equipment	–	174,337
Transfers to restricted cash	–	(167,750)
Transfers from restricted cash	8,542	23,366
Other	5,628	8,895
Net cash provided by investing activities	(1,161,464)	(1,101,813)

Cash Flows From Financing Activities
Payments on current portions of long-term debt	(600)	(600)
Payments on revolving long-term debt	(1,233,150)	(1,273,700)
Borrowings under revolving long-term debt	1,463,150	602,200
Change in bank drafts outstanding	21,214	(30,730)
Proceeds from issuance of long term debt	–	998,780
Debt Issuance costs	–	(8,338)
Proceeds from exercise of common stock options	5,283	2,698
Net cash provided by financing activities	255,897	290,310

Effect of exchange rate changes on cash	117	(15)
Increase (decrease) in cash and cash equivalents	(27,898)	25,872
Cash and cash equivalents at beginning of year	53,583	15,627
Cash and cash equivalents at end of period	$25,685	$41,499

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries	Exploration
	and	Midstream
	Production	Services	Other	Eliminations	Total
	(in thousands)
Quarter Ending June 30, 2013
Revenues	$618,558	$886,775	$87	$(643,379)	$862,041
Gas purchases	–	750,181	–	(550,071)	200,110
Operating expenses	135,671	39,726	46	(93,288)	82,155
General & administrative expenses	39,128	8,435	27	(20)	47,570
Depreciation, depletion & amortization	174,267	12,495	105	–	186,867
Taxes, other than income taxes	16,946	3,049	27	–	20,022
Operating income	252,546	72,889	(118)	–	325,317

Capital investments(1)	631,221	56,906	6,766	–	694,893

Quarter Ending June 30, 2012
Revenues	$435,587	$488,395	$853	$(318,759)	$606,076
Gas purchases	–	366,994	–	(239,380)	127,614
Operating expenses	107,995	27,111	92	(78,584)	56,614
General & administrative expenses	37,402	8,262	63	(795)	44,932
Depreciation, depletion & amortization	196,201	11,309	320	–	207,830
Impairment of natural gas and oil properties	800,652	–	–	–	800,652
Taxes, other than income taxes	11,614	2,898	(32)	–	14,480
Operating income	(718,277)	71,821	410	–	(646,046)

Capital investments(1)	531,845	47,719	9,069	–	588,633

Six months ending June 30, 2013
Revenues	$1,130,161	$1,607,682	$161	$(1,142,314)	$1,595,690
Gas purchases	–	1,341,644	–	(961,578)	380,066
Operating expenses	255,984	71,020	74	(180,699)	146,379
General & administrative expenses	69,592	15,183	47	(37)	84,785
Depreciation, depletion & amortization	341,717	24,407	210	–	366,334
Taxes, other than income taxes	34,564	6,232	53	–	40,849
Operating income	428,304	149,196	(223)	–	577,277

Capital investments(1)	1,106,554	95,373	11,022	–	1,212,949

Six months ending June 30, 2012
Revenues	$900,931	$1,034,849	$1,703	$(676,572)	$1,260,911
Gas purchases	–	792,489	–	(518,199)	274,290
Operating expenses	219,171	55,077	107	(156,783)	117,572
General & administrative expenses	77,348	17,867	133	(1,590)	93,758
Depreciation, depletion & amortization	378,940	21,879	638	–	401,457
Impairment of natural gas and oil properties	800,652	–	–	–	800,652
Taxes, other than income taxes	28,488	6,427	(13)	–	34,902
Operating income	(603,668)	141,110	838	–	(461,720)

Capital investments(1)	1,064,984	73,883	22,878	–	1,161,745

(1) Capital investments includes increases of $7.5 million and $0.2 million for the three-month periods ended June 30, 2013 and 2012, respectively, and increases of $40.4 million and $15.5 million for the six-month periods ended June 30, 2013 and 2012, respectively, relating to the change in accrued expenditures between periods.